Registration No. 333-

As filed with the Securities and Exchange Commission on April 30, 2010

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TOWER SEMICONDUCTOR LTD.
(Exact name of Registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

P.O. Box 619
Migdal Haemek, Israel, 23105
972-4-650-6611
(Address and telephone number of Registrant's principal executive offices)

2009 Employee Share Incentive Plan
Independent Directors Share Option Plan 2007
(Full title of plans)

Tower Semiconductor USA
4300 Stevens Creek Blvd., Suite 175
San Jose, California 95129
Tel: 408-551-6500
Facsimile: 408-551-6509
(Name, address and telephone number of agent for service)

Copies of all Correspondence to:

DAVID H. SCHAPIRO, ESQ. Yigal Arnon & Co.	SHELDON KRAUSE, ESQ. Eilenberg & Krause LLP
1 Azrieli Center	11 East 44th Street
Tel Aviv, 67021 Israel	New York, NY 10017
Tel: 972-3-608-7856	Tel: 212-986-9700

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, par value NIS 1.00 per share (“Ordinary Shares”) (relating to 2009 Employee Share Incentive Plan)	9,268,232	(2)	$0.35		$3,243,882
Ordinary Shares, par value NIS 1.00 per share (“Ordinary Shares”) (relating to 2009 Employee Share Incentive Plan)	19,024,649	(3)	$1.585	(4)	$30,154,069
Ordinary Shares (relating to Independent Directors Share Option Plan 2007)	113,328	(5)	$1.15		$130,328
Ordinary Shares (relating to Independent Directors Share Option Plan 2007)	186,672	(6)	$1.585	(4)	$295,876
TOTAL:					$33,824,155	$2,412

(1)
This Registration Statement also registers an indeterminate number of Ordinary Shares which may become issuable pursuant to the adjustment and anti-dilution provisions of the plans and options to which this Registration Statement relates.

(2)	Represents shares that may be issued pursuant to options which have been granted pursuant to the Registrant's 2009 Employee Share Incentive Plan.

(3)	Represents shares that may be issued pursuant to options which may in the future be granted pursuant to the Registrant's 2009 Employee Share Incentive Plan.

(4)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, based upon the average of the high and low prices of the Registrant’s Ordinary Shares on the Nasdaq Global Market on April 27, 2010

(5)
Represents shares that may be issued pursuant to options which have been granted pursuant to the Registrant's Independent Directors Share Option Plan 2007; these shares are additional shares over and above the 900,000 shares previously registered on the Registrant’s registration statement on Form S-8, No. 333-147071.

(6)
Represents shares that may be issued pursuant to options which may in the future be granted pursuant to the Registrant's Independent Directors Share Option Plan 2007; these shares are additional shares over and above the 900,000 shares previously registered on the Registrant’s registration statement on Form S-8, No. 333-147071.

EXPLANATORY NOTE

This Registration Statement on Form S-8 filed by Tower Semiconductor Ltd., a company organized under the laws of the State of Israel (the “Registrant”), is being filed to register 28,292,881 shares that may be issued pursuant to options which have been granted, or may in the future be granted, pursuant to the Registrant's 2009 Employee Share Incentive Plan (the number of options available for grant at anytime under the 2009 Employee Share Incentive Plan will be reduced by the aggregate number of options then outstanding under the Registrant’s other employee option plans).  This Registration Statement is also being filed to register 300,000 shares that may be issued pursuant to options which have been granted, or may in the future be granted, pursuant to the Registrant's Independent Directors Share Option Plan 2007.  The 300,000 shares being registered with respect to the Independent Directors Share Option Plan 2007 are additional shares over and above the 900,000 shares previously registered with respect to such plan on the Registrant’s registration statement on Form S-8, No. 333-147071.

The documents containing the information specified in Part I of this Registration Statement on Form S-8 will be sent or given to participants in the Plans as specified by Rule 428(b)(i) under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents are not required to be, and are not being, filed by us with the Securities and Exchange Commission (“SEC”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

As used herein or any in any document incorporated by reference hereto, the “Company”, “Tower Semiconductor Ltd.”, “Registrant”, “we”, “us”, or “our” refers to Tower Semiconductor Ltd. and its consolidated subsidiaries.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission, this Registration Statement omits the information specified in Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents By Reference.

The following documents filed with the SEC by the Registrant pursuant to the Securities Exchange Act of 1934 are incorporated by reference in this registration statement:

●      Annual Report on Form 20-F for the fiscal year ended December 31, 2009 (filed on April 30, 2010); and

●      The description of the Company's Ordinary Shares which is contained in its Registration Statement on Form 8-A declared effective on October 25, 1994.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares offered hereby have been sold or which deregisters all then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.  We may also incorporate any Form 6-K subsequently filed or furnished by us to the SEC prior to the filing of any such post-effective amendment, by identifying in such Form 6-K that it is being incorporated by reference herein, and any Forms 6-K so identified shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

The Israeli Companies Law-1999, or the Companies Law, provides that a company may include in its articles of association provisions allowing it to:

1.
partially or fully, exempt in advance, an office holder of the company from his responsibility for damages caused by the breach of his duty of care to the company, except for damages caused to the Company due to any breach of such Office Holder's duty of care towards the company in a “distribution” (as defined in the Companies Law).

2.
enter into a contract to insure the liability of an office holder of the company by reason of acts or omissions committed in his capacity as an office holder of the company with respect to the following:

(a)	the breach of his duty of care to the company or any other person;

(b)
the breach of his fiduciary duty to the company to the extent he acted in good faith and had a reasonable basis to believe that the act or omission would not prejudice the interests of the company; and

(c)	monetary liabilities or obligations which may be imposed upon him in favor of other persons.

3.	indemnify an office holder of the company for:

(a)
monetary liabilities or obligations imposed upon, or actually incurred by, such officer holder in favor of other persons pursuant to a court judgment, including a compromise judgment or an arbitrator’s decision approved by a court, by reason of acts or omissions of such officer holder in his or her capacity as an office holder of the company;

(b)
reasonable litigation expenses, including attorney’s fees, actually incurred by such office holder or imposed upon him or her by a court, in an action, suit or proceeding brought against him or her by or on behalf of us or by other persons, or in connection with a criminal action from which he or she was acquitted, or in connection with a criminal action which does not require criminal intent in which he was convicted, in each case by reason of acts or omissions of such officer holder in his or her capacity as an office holder; and

(c)
reasonable litigation expenses, including attorneys’ fees, actually incurred by such office holder due to an investigation or a proceeding instituted against such office holder by an authority competent to administrate such an investigation or proceeding, and that was finalized without the filing of an indictment against such office holder and without any financial obligation imposed on such office holder in lieu of criminal proceedings, or that was finalized without the filing of an indictment against such office holder but with financial obligation imposed on such office holder in lieu of criminal proceedings of a crime which does not require proof of criminal intent, in each case by reason of acts of such officer holder in his or her capacity as an office holder of the company.

The Companies Law provides that a company’s articles of association may provide for indemnification of an office holder post-factum and may also provide that a company may undertake to indemnify an office holder in advance, as described in:

i.
sub-section 3(a) above, provided such undertaking is limited to and actually sets forth the occurrences, which, in the opinion of the company’s board of directors based on the current activity of the company, are, at the time such undertaking is provided, foreseeable, and to an amount and degree that the board of directors has determined is reasonable for such indemnification under the circumstances; and

ii.	sub-sections 3(b) and 3(c) above.

The Companies Law provides that a company may not indemnify or exempt the liabilities of an office holder or enter into an insurance contract which would provide coverage for the liability of an office holder with respect to the following:

o	a breach of his fiduciary duty, except to the extent described above;

o	a breach of his duty of care, if such breach was done intentionally, recklessly or with disregard of the circumstances of the breach or its consequences, but excluding a breach due to negligence only;

o	an act or omission done with the intent to unlawfully realize personal gain; or

o	a fine or monetary settlement imposed upon him.

Under the Companies Law, the term "office holder" may include a director, managing director, general manager, chief executive officer, executive vice president, vice president, other managers directly subordinate to the managing director and any other person fulfilling or assuming any such position or responsibility without regard to such person’s title.

The grant of an exemption, an undertaking to indemnify or indemnification of, and procurement of insurance coverage for, an office holder of a company requires, pursuant to the Companies Law, the approval of our audit committee and board of directors, and, in certain circumstances, including if the office holder is a director, the approval of our shareholders.

We have entered into an insurance contract for directors and officers and have procured indemnification insurance for our office holders to the extent permitted by our Articles of Association.

We have also entered into indemnification agreements with certain of our directors and officers to the extent permitted by our Articles of Association. The indemnification agreements provide that, subject only to mandatory provisions of applicable law to the contrary, we will indemnify such individuals against the obligations and expenses described above with respect to acts performed in the capacity of an office holder, subject, in certain instances, to (i) the obligation or expense being imposed or expended in connection with a specified event; and (ii) a specific cap. The indemnification agreements also exempt such individuals from liability for damage caused or to be caused to us as a result of a breach of such individual's duty of care, subject only to mandatory provisions of applicable law to the contrary.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Numbers	Description of Document
3.1
Articles of Association of the Registrant, approved by shareholders on November 14, 2000, as amended (incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form F-1, File No. 333-126909)

3.2
Amendment to the Articles of Association of the Registrant (approved by shareholders on December 7, 2003) (incorporated by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-8, File No. 333-117565)

3.3
Amendment to Articles of Association of the Registrant (approved by shareholders on September 28, 2006) (incorporated by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-8, File No. 333-138837)

3.4
Amendment to Articles of Association of Registrant (approved by shareholders on September 24, 2008) (incorporated by reference to Exhibit 3.4 of the Registrant’s Registration Statement on Form S-8, File No. 333-153710)

4.1	2009 Employee Share Incentive Plan
4.2	Form of Grant Letter to Israeli Employees for the 2009 Employee Share Incentive Plan
4.3	Form of Grant Letter to U.S. Employees for the 2009 Employee Share Incentive Plan
4.4	Form of Grant Letter to non-Israeli/non-U.S. Employees for the 2009 Employee Share Incentive Plan
4.5	Independent Directors Share Option Plan 2007 (incorporated by reference to Exhibit 4.10 of the Registrant’s Registration Statement on Form S-8, File No. 333-147071)
4.6	Form of Grant Letter for the Independent Directors Share Option Plan 2007 (incorporated by reference to Exhibit 4.11 of the Registrant’s Registration Statement on Form S-8, File No. 333-147071)
5.1	Opinion of Yigal Arnon & Co.
23.1	Consent of Yigal Arnon & Co. (contained in their opinion constituting Exhibit 5.1)
23.2	Consent of Brightman Almagor Zohar & Co.
24.1	Power of Attorney (included on signature page)

Item 9.  Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

iii.
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Migdal Haemek, Israel, on April 30, 2010.

TOWER SEMICONDUCTOR LTD.

By: /s/ Russell C. Ellwanger Russell C. Ellwanger Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in their respective capacities and on the respective dates indicated.  Each person whose signature appears below hereby authorizes Russell Ellwanger with full power of substitution, to execute in the name and on behalf of such person any amendment or any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith, making such changes in this Registration Statement as the Registrant deems appropriate, and appoints Russell Ellwanger, with full power of substitution, attorney-in-fact to sign any amendment and any post-effective amendment to this Registration Statement and to file the same, with exhibits thereto, and other documents in connection therewith.

Signature	Title	Date
/s/ Amir Elstein Amir Elstein	Chairman of the Board	April 30, 2010
/s/ Russell C. Ellwanger Russell C. Ellwanger	Chief Executive Officer (Principal Executive Officer)	April 30, 2010
/s/ Oren Shirazi Oren Shirazi	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	April 30, 2010
/s/ Ilan Flato Ilan Flato	Director	April 30, 2010

/s/ Nir Gilad Nir Gilad	Director	April 30, 2010
/s/ Dana Gross Dana Gross	Director	April 30, 2010
/s/ Rami Guzman Rami Guzman	Director	April 30, 2010
/s/ Kalman Kaufman Kalman Kaufman	Director	April 30, 2010
/s/ Alex Kornhauser Alex Kornhauser	Director	April 30, 2010
/s/ Ron Moskovitz Ron Moskovitz	Director	April 30, 2010
AUTHORIZED REPRESENTATIVE IN THE UNITED STATES Tower Semiconductor USA, Inc. By: /s/Russell C. Ellwanger Russell C. Ellwanger Chief Executive Officer	April 30, 2010

EXHIBIT INDEX

Exhibit Numbers	Description of Document
3.1
Articles of Association of the Registrant, approved by shareholders on November 14, 2000, as amended (incorporated by reference to Exhibit 3.1 of the Registrant’s Registration Statement on Form F-1, File No. 333-126909)

3.2
Amendment to the Articles of Association of the Registrant (approved by shareholders on December 7, 2003) (incorporated by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-8, File No. 333-117565)

3.3
Amendment to Articles of Association of the Registrant (approved by shareholders on September 28, 2006) (incorporated by reference to Exhibit 4.2 of the Registrant’s Registration Statement on Form S-8, File No. 333-138837)

3.4
Amendment to Articles of Association of Registrant (approved by shareholders on September 24, 2008) (incorporated by reference to Exhibit 3.4 of the Registrant’s Registration Statement on Form S-8, File No. 333-153710)

4.1	2009 Employee Share Incentive Plan
4.2	Form of Grant Letter to Israeli Employees for the 2009 Employee Share Incentive Plan
4.3	Form of Grant Letter to U.S. Employees for the 2009 Employee Share Incentive Plan
4.4	Form of Grant Letter to non-Israeli/non-U.S. Employees for the 2009 Employee Share Incentive Plan
4.5	Independent Directors Share Option Plan 2007 (incorporated by reference to Exhibit 4.10 of the Registrant’s Registration Statement on Form S-8, File No. 333-147071)
4.6	Form of Grant Letter for the Independent Directors Share Option Plan 2007 (incorporated by reference to Exhibit 4.11 of the Registrant’s Registration Statement on Form S-8, File No. 333-147071)
5.1	Opinion of Yigal Arnon & Co.
23.1	Consent of Yigal Arnon & Co. (contained in their opinion constituting Exhibit 5.1)
23.2	Consent of Brightman Almagor Zohar & Co.
24.1	Power of Attorney (included on signature page)